ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated December 2, 2009

UBS AG Performance Securities Linked to the UBS V10 Currency Index with Volatility Cap due on or about December 31, 2012

Strategic Access to Markets and Trading Strategies

Investment Description

These Performance Securities linked to the UBS V10 Currency Index with Volatility Cap (the “Securities”) are senior, unsecured debt securities issued by UBS AG (the “Issuer”), the return on which is linked to the performance of the UBS V10 Currency Index with Volatility Cap (the “Index”). The Securities provide enhanced participation in any price appreciation in the Index, and full exposure to any price decline in the Index. At maturity, if the Index Return is positive, you will receive your principal amount plus a return equal to 105% to 115% (to be set on the Trade Date) times the Index Return. If the Index Return is negative, you will receive your principal amount reduced by the Index Return. You will not receive any interest payments during the term of the Securities. Investing in the Securities involves significant risks. You may lose some or all of your principal if the Index Return is negative. Any payment on the Securities is subject to the creditworthiness of UBS AG.

Features
☐	Access to Currency Trading Strategy: The Securities provide access to an innovative currency trading strategy represented by the Index, designed to identify and exploit trends in the forward rates of G10 currencies. At maturity, if the Index appreciates, you will have enhanced participation in the positive Index Return. If the Index declines you will have full downside exposure to the negative Index Return.
☐	Diversification Opportunity: The Securities provide an opportunity to diversify your portfolio through exposure to foreign currencies.

Key Dates(1)

Trade Date	December 23, 2009
Settlement Date	December 30, 2009
Final Valuation Date(2)	December 24, 2012
Maturity Date(2)	December 31, 2012
(1)	Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.
(2)	Subject to postponement in the event of a disruption event. See “Maturity Date” and “Final Valuation Date” under “General Terms of the Securities” in the prospectus supplement for the Securities.
Security Offerings

We are offering Securities linked to the UBS V10 Currency Index with Volatility Cap. The indicative range for the participation rate is listed below, and the actual participation rate will be set on the Trade Date. The Index Starting Level will be determined on the Trade Date. The Securities are offered at a minimum investment of $1,000, or 100 Securities.

Underlying Index	Term	Participation Rate	Index Starting Level	CUSIP	ISIN
UBS V10 Currency Index with Volatility Cap	3 years	105% to 115%	•	902661602	US9026616022

See “Additional Information about UBS and the Securities” on page 2. See “Indicative Terms” on page 3. The Securities we are offering will have the terms set forth in the accompanying prospectus supplement, the accompanying prospectus and this free writing prospectus. For information about the UBS V10 Currency Index, please see “The UBS V10 Currency Index with Volatility Cap” on page PS-17 of the prospectus supplement. See “Key Risks” beginning on page 8 of this free writing prospectus and “Risk Factors” beginning on page PS-8 of the prospectus supplement for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus, the accompanying prospectus supplement, the Currency and Commodity Supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of the Issuer and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to the Issuer
Per Security	$10.00	$0.25	$9.75
Total	•	•	•

UBS Financial Services Inc.	UBS Investment Bank

Additional Information About UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for Medium Term Securities linked to the UBS V10 Index with Volatility Cap and a Currency and Commodity Supplement) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7270.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Prospectus supplement dated November 18, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000139340109000609/c167020_69544-424b2.htm

♦	Currency and Commodity Supplement dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000139340109000045/v136621_69520-424b2.htm

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Securities” refers to the Performance Securities linked to the UBS V10 Currency Index with Volatility Cap that are offered hereby. Also, references to the “prospectus supplement” are to the UBS prospectus supplement, dated November 18, 2009, references to the “Currency and Commodity Supplement” mean the UBS Currency and Commodity Supplement, dated January 13, 2009, and references to “accompanying prospectus” are to the UBS prospectus, dated January 13, 2009.

Investor Suitability

The Securities may be suitable for you if:

♦	You seek an investment with a return at maturity linked to the currency trading strategy as represented by the Index and are familiar with the risks involved in foreign exchange trading in general and carry-trades in particular.
♦	You believe the Index Return will be positive.
♦	You are willing to expose your principal to the full downside performance of the Index and risk losing up to 100% of your principal amount invested.
♦	You are comfortable with the creditworthiness of UBS, as the issuer of the Securities.
♦	You do not seek current income from this investment.
♦	You are willing to hold the Securities to maturity; a term of 3 years.
♦	You are not seeking an investment for which there will be an active secondary market.

The Securities may not be suitable for you if:

♦	You are not willing to accept the risks of foreign exchange trading in general or the risks associated with the Index in particular.
♦	You do not believe the Index Return will be positive.
♦	You are not willing to make an investment in which you could lose up to 100% of your principal.
♦	You are not willing or are unable to assume the credit risk associated with UBS, as issuer of the Securities.
♦	You prefer lower risk (and accept the potentially lower returns) of fixed income investments with comparable maturities and issuer credit ratings that bear interest at a prevailing market rate.
♦	You seek current income from this investment.
♦	You are unable or unwilling to hold the Securities to maturity.
♦	You seek an investment for which there will be an active secondary market.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” on page 7 of this free writing prospectus and the more detailed “Risk Factors” beginning on page PS-8 of the prospectus supplement for risks related to an investment in the Securities.

Indicative Terms

Issuer	UBS AG, London Branch
Issue Size	•
Issue Price	$10.00 per Security; minimum investment of $1,000, or 100 Securities.
Term	3 years
Index	UBS V10 Currency Index with Volatility Cap (Bloomberg: UBFSV10V <Index>
Index Starting Level	The ending level of the Index as observed on Bloomberg page UBFSV10V, or any successor page, at approximately 4:00 p.m., Zurich time, on the Trade Date.
Index Ending Level	The ending level of the Index as observed on Bloomberg page UBFSV10V, or any successor page, at approximately 4:00 p.m., Zurich time, on the Final Valuation Date
Participation Rate	105% to 115%, to be set on the Trade Date.
Payment at Maturity	If the Index Return is positive, you will receive a cash payment per Security, which will be calculated as follows: $10 + ($10 × Index Return × Participation Rate)
If the Index Return is zero or negative, you will receive a cash payment per Security, which will be calculated as follows: $10 + ($10 × Index Return)
Accordingly, if the Index Return is negative, you may lose all or a substantial portion of your investment.
Index Return	Index Ending Level - Index Starting Level Index Starting Level
ISIN	US9026616022
CUSIP	902661602

Determining Payment at Maturity

You will receive a cash payment per Security, which will be calculated as follows:

$10 + ($10 x Index Return)

Accordingly, if the Index Return is negative, you may lose all or a substantial portion of your investment.

Hypothetical Examples of the Payment at Maturity

The following examples illustrate the Payment at Maturity on a hypothetical offering of the Securities assuming the following:

Term	3 years
Principal Amount	$10.00 per Security
Index Starting Level	560*
Participation Rate	110%* (equal to the mid-point of the indicative range set out above)

*	The actual Index Starting Level and Participation Rate will be determined on the Trade Date.

Example 1: The level of the Index increases from an Index Starting Level of 560 to an Index Ending Level of 672.

The Index Return would be 20%, calculated as follows:

(672 – 560) / 560 = 20%

Because the Index Return is positive, the Payment at Maturity per Security would be calculated as follows:

$10 + ($10 x 20% × 110%) = $12.20

Investors would receive $12.20 at maturity for each Security, equal to a return of 22% on their investment.

Example 2: The level of the Index decreases from an Index Starting Level of 560 to an Index Ending Level of 392.

The Index Return would be -30%, calculated as follows:

(392 – 560) / 560 = -30%

Because the Index Return is negative, the Payment at Maturity per Security would be calculated as follows:

$10 + ($10 × -30%) = $7.00

Investors would receive $7.00 at maturity for each Security, equal to a loss of 30% on their investment.

If the Index Return is negative, investors may lose all or a substantial portion of their investment.

Table of Hypothetical Returns of the Securities at Maturity:

The following table illustrates the return of a hypothetical offering of the Securities at Maturity assuming the following:

Term	3 years
Principal Amount	$10.00 per Security
Index Starting Level	560*
Participation Rate	110%* (equal to the mid-point of the indicative range set out above)

*	The actual Index Starting Level and Participation Rate will be determined on the Trade Date.

Index Ending Level	Index Return	Payment at Maturity per Security	Total Return of Security at Maturity
1120.00	100.00%	$21.00	110%
1064.00	90.00%	$19.90	99%
1008.00	80.00%	$18.80	88%
952.00	70.00%	$17.70	77%
896.00	60.00%	$16.60	66%
840.00	50.00%	$15.50	55%
784.00	40.00%	$14.40	44%
728.00	30.00%	$13.30	33%
672.00	20.00%	$12.20	22%
616.00	10.00%	$11.10	11%
560.00	0.00%	$10.00	0%
504.00	-10.00%	$9.00	-10%
448.00	-20.00%	$8.00	-20%
392.00	-30.00%	$7.00	-30%
336.00	-40.00%	$6.00	-40%
280.00	-50.00%	$5.00	-50%
224.00	-60.00%	$4.00	-60%
168.00	-70.00%	$3.00	-70%
112.00	-80.00%	$2.00	-80%
56.00	-90.00%	$1.00	-90%
0.00	-100.00%	$0.00	-100%
The UBS V10 Currency Index with Volatility Cap

The following is a qualitative description of the UBS V10 Currency Index with Volatility Cap, including its composition and method of calculation. The information in this description has been taken from the UBS Prospectus Supplement filed on November 18, 2009 (the “Prospectus Supplement”). The description in the Prospectus Supplement, and not this description, will govern the calculation and composition of the UBS V10 Currency Index with Volatility Cap and other decisions and actions related to its maintenance. Capitalized terms used but not otherwise defined in this section shall have the meanings set forth in the Prospectus Supplement.

The UBS V10 Currency Index with Volatility Cap employs a proprietary short-term foreign exchange trading strategy designed by the Issuer and first published on May 6, 2009. The Index notionally invests in a dynamically adjusted basket (the “Basket”) consisting of equally weighted positions in three-month foreign exchange forward contracts on the U.S. dollar (which we sometimes refer to as “foreign exchange forward contracts”) relative to the following nine currencies (each an “Eligible Currency” and collectively, the “Eligible Currencies”): the Australian dollar (AUD), the Canadian dollar (CAD), the Swiss franc (CHF), the euro (EUR), the British pound (GBP), the Japanese yen (JPY), the Norwegian krone (NOK), the New Zealand dollar (NZD) and the Swedish krona (SEK), each against the U.S. dollar. Generally, the Index is based on the view that foreign exchange forward rates are biased estimators of future foreign exchange spot rates, and that currencies that trade at a forward discount (i.e., currencies whose forward exchange rate is lower than the current spot exchange rate) tend to outperform, on average and over time, currencies that trade at a forward premium (i.e., currencies whose forward exchange rate is higher than the current spot exchange rate). This is commonly referred to as “forward rate bias.” The Index is also based on a view that this outperformance tendency may be reversed during periods of high volatility in foreign exchange markets when exchange rates may be likely to reverse directions. While historically there has been some empirical evidence to support these views, the basis for these views is not entirely clear.

On each business day, the Eligible Currencies are ranked in descending order based on their respective one-month interest rates as of approximately 12:00 Noon, Zurich time, as determined by the calculation agent. The top three Eligible Currencies (the “High Yielding Currencies”) and the bottom three Eligible Currencies (the “Low Yielding Currencies”) are designated as the “Selected Currencies.” At any given time, the Basket will consist of either one hypothetical long position in each of the High Yielding Currencies and one hypothetical short position in each of the Low Yielding Currencies (a “Normal Carry Trade”) or one hypothetical short position in each of the High Yielding Currencies and one hypothetical long position in each of the Low Yielding Currencies (a “Reverse Carry Trade”), based on the level of the Volatility Filter at the time of the designation of the Selected Currencies. Each of the hypothetical long positions will have a notional value of -1/3 of the total notional value of the Basket, and each of the hypothetical short positions shall have a notional value of -1/3 of the total notional value of the Basket. In this manner, the Index will synthetically produce an investment of -1/3 of the notional value of the Basket in each of three “currency pairs.” Each such “currency pair” will consist of two foreign exchange forward contracts: one contract taking a long or short position in a High Yielding Currency against the U.S. dollar and the other contract taking an equal and opposite short or long position in a Low Yielding Currency against the U.S. dollar.

The rankings of the interest rates of the Eligible Currencies are reviewed together with the state of the Volatility Filter on every business day during the term of the Securities at approximately 12:00 noon, Zurich time. Whenever the interest rate rankings have changed such that the composition of the Selected Currencies has changed, then the Basket will be adjusted. The open forward positions in the Eligible Currencies to be replaced will be closed at prevailing market rates, and new forward positions in the new Selected Currencies will be opened to expire on the next Portfolio Rebalance Date (as defined below). In addition, the Volatility Filter will trigger either a Normal Carry Trade when the Filter Level falls below a certain threshold (the “Lower Threshold”) or a Reverse Carry Trade when the Filter Level rises above a certain threshold (the “Upper Threshold”). The Filter Level is determined by applying an algorithm based on fluctuations in the implied one-month volatility of each of the Eligible Currencies versus the U.S. dollar. Should the Filter Level cross either the Lower Threshold or the Upper Threshold such that a change in the carry is required (i.e., moving from a Normal Carry Trade to a Reverse Carry Trade, or vice versa), then all existing open positions will be closed and the appropriate new positions opened to expire on the next Portfolio Rebalance Date. The Upper Threshold is 1.6 and the Lower Threshold is 0.6. The algorithm used to determine the Filter Level is described in greater detail on page PS-19 of the Prospectus Supplement under the caption “The UBS V10 Currency Index—The Volatility Filter.”

If at approximately 12:00 noon, Zurich time, on any business day during the term of the Securities, two Eligible Currencies have the same one-month interest rate, the Eligible Currency whose interest rate had the greatest relative increase over the course of the previous business day will be selected first as a High Yield Currency, or the Eligible Currency whose interest rate had the greatest relative decrease over the course of the previous business day will be chosen first as a Low Yield Currency, as the case may be.

On the last business day of May and November of each year, beginning on November 30, 2009 (each, a “Portfolio Rebalance Date”), each existing forward position contained in the Basket will expire, and a new set of six forward positions will be opened based on the one-month interest rates for the Eligible Currencies and the Volatility Filter. These positions will expire on the next subsequent Portfolio Rebalance Date. The positions will be of equal weight, each with a notional value of one-third of value of the Basket on the Portfolio Rebalance Date. If a Portfolio Rebalance Date occurs on a day that is not a business day, that Portfolio Rebalance Date will be postponed to the next following business day. If a Disruption Event occurs or is continuing on a Portfolio Rebalance Date, the Index Sponsor, who is also the Issuer, can postpone such Portfolio Rebalance Date as described in “General Terms of the Securities—Disruption Events” beginning on page PS-26 of the prospectus supplement.

The foreign exchange forward contracts underlying the Index are standard three-month foreign exchange forward contracts traded in the over-the-counter market. The prices of such contracts used to calculate gains and losses from notional settlement of hypothetical positions will be based on the market prices at 4:00 p.m. Zurich time (or shortly thereafter taking into consideration available prices for the number of foreign exchange forward contracts that would need to be hypothetically settled as a result of such determination), on the applicable valuation date.

The level of the Index, the Selected Currencies and the hypothetical positions constituting the notional basket are published by the Index Sponsor, who is also the Issuer, on each business day, with published information reflecting the state of the Index at 4:00 p.m., Zurich time (or shortly thereafter taking into consideration available prices for the number of foreign exchange forward contracts that would need to be hypothetically settled as a result of such determination). Index information is available under the symbol “UBFSV10V <Index> ” from Bloomberg and on Reuters page UBFCABSV=UBSL. Reuters and Bloomberg have no obligation to continue to publish the Index and may discontinue publication of the Index at any time in their sole discretion.

On each business day, the Index Sponsor, who is also the Issuer, will calculate the volatility of the Index as the standard deviation of the performance of the Index over the prior 65 business days (without application of the volatility cap), multiplied by 16.12. If the volatility of the Index, calculated in such manner, exceeds 30%, a leverage factor of less than one is applied in order to reduce the future volatility of the Index. The leverage factor will depend on the extent of the historical volatility and will continue to be applied until the volatility of the Index, as measured over the prior 65 business days, no longer exceeds the threshold level.

Hypothetical and Historical Performance of the UBS V10 Currency Index with Volatility Cap

The Index was first published on May 6, 2009 with a base date of January 1, 1998 and a base Index level as of the base date of 100. The following graph shows the performance of the Index, the periods of Reverse Carry Trade, and the 65 day historical volatility from September 29, 1999 through October 29, 2009. Because the Index was only created on May 6, 2009, the Index Sponsor, who is also the Issuer, has retrospectively calculated the hypothetical levels of the Index, the hypothetical periods of Reverse Carry Trade, and the hypothetical 65-day historical volatility on all dates prior to its inception based on actual historical interest rates and forward exchange rates and implied volatilities for the Eligible Currencies using the same methodology as described above. Although the Issuer believes that this retrospective calculation represents accurately and fairly how the Index would have performed from September 29, 1999 through May 6, 2009, the Index did not, in fact, exist during that period and certain assumptions were made in performing the retrospective calculation that may have affected the Index’s hypothetical performance for this period. You should be aware that no actual investment allowing for tracking of the performance of the Index was possible at any time prior to May 6, 2009. The historical level, the periods of Reverse Carry Trade, and volatility of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index level on any given date.

Index Level and 65-Day Historical Index Volatility

Historical performance is not indicative of future performance. There can be no assurance that the performance of the Eligible Currencies in the period between 1998 and the date of this Free Writing Prospectus will be repeated in whole or in part.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply generally to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	No principal protection; you may lose some or all of your principal — The Securities do not guarantee any return of principal at maturity. If the Index Ending Level is less than the Index Starting Level, you will lose up to 100% of your investment in the Securities. Because the Securities are unsecured debt obligations of the Issuer, payment of any amount at maturity is subject to the Issuer’s ability to pay its obligations as they become due. The Securities combine features of equity and debt. The Securities differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity or any interest during the term of the Securities. Instead, we will pay you in cash at maturity an amount based on the performance of the Index.
♦	The amount you receive at maturity may result in a yield that is less than the yield on a standard debt security of comparable maturity — The amount you receive at maturity may result in a yield that is less than the return you could earn on other investments. For example, depending on the performance of the Index, your yield may be lower than the yield you would earn if you bought a standard United States dollar-denominated senior non-callable debt security of the Issuer with the same stated maturity date.
♦	Market risk — The return on the Securities at maturity, which may be positive or negative, is directly linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. The Index Return is dependent upon the performance of the underlying foreign exchange forward contracts, which, in turn, will be affected by fluctuations in the markets for the Eligible Currencies. The value of the Securities may be affected by a number of economic and market factors that may affect the market for the Securities and foreign exchange markets generally.
♦	Credit of the Issuer — The Securities are senior unsecured debt obligations of the Issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities depends on the ability of the Issuer to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Issuer may affect the market value of the Securities and, in the event the Issuer were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.
♦	Legal and regulatory risks — Legal and regulatory changes could adversely affect foreign exchange rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to foreign exchange rates, but any such action could cause unexpected volatility and instability in foreign exchange markets with a substantial and adverse effect on the performance of the Index and, consequently, on the value of the Securities.
♦	Foreign exchange markets may be volatile — Foreign exchange markets may be highly volatile. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign exchange rate risks include, but are not limited to, convertibility risk, transferability risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. The liquidity, trading value and amount payable under the Securities could be affected by action of the governments involving the currencies in the Index. These factors may affect the values of the component currencies reflected in the Index and the value of your Securities in varying ways, and different factors may cause the values of the underlying currencies, as well as the volatility of their prices, to move in inconsistent directions at inconsistent rates.
♦	Changes to level of the Index — If the Index Sponsor, who is also the Issuer, makes certain changes to the methodology for calculating the Index, or the Index Sponsor suspends or discontinues publication of the Index on or during the Final Valuation Date and for ten business days thereafter, the calculation agent will determine the Index Ending Level in accordance with the formula for and method of calculating the Index level last in effect prior to such modification, suspension or discontinuation, as practicable.
♦	Currency Substitution in the Index — If a currency in the Index is converted into, or there is substituted for the currency, another currency (the “New Currency”) pursuant to applicable law or regulation (the “Relevant Law”), such currency in the Index shall be substituted for the New Currency at the conversion rate prescribed in the Relevant Law at the time of such substitution.
♦	Owning the Securities is not the same as owning the underlying foreign exchange forward contracts that comprise the Index — The return on your Securities may differ from the return you would realize if you actually purchased the underlying foreign exchange forward contracts and converted your gains and losses into U.S. dollars on the Final Valuation Date. Prior to maturity, if the level of the Index increases, the market value of the Securities may not increase by the same amount or at all. It is also possible for the level of the Index to increase while the market value of the Securities declines.
♦	No interest payments — You will not receive any interest payments on the Securities during their term.
♦	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in each offering of the

Securities, although they are not required to do so and may stop making a market at any time. If you sell your Securities prior to maturity, you may have to sell them at a substantial loss.
♦	Trading and other transactions by the Issuer or its affiliates in the foreign exchange and currency derivative market may impair the value of the Securities — We or one or more of our affiliates may hedge our foreign currency exposure from the Securities by entering into foreign exchange and currency derivative transactions, such as options or futures on exchange-traded funds. Our trading and hedging activities may affect the Index and make it less likely that you will receive a return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

We or our affiliates may also engage in trading in instruments linked to the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. The Issuer or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Index. By introducing competing products into the marketplace in this manner, the Issuer or its affiliates could adversely affect the market value of the Securities.

These transactions and activities are not entered into for the account of holders of Securities or on their behalf and may present a conflict between your interest in the Securities and the interests of the Issuer and its affiliates, in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions for their customers and in accounts under their management.

♦	We and our affiliates play a number of roles, including calculation agent, Issuer and Index Sponsor, in connection with the Securities that may create conflicts of interest — We and our affiliates play a number of roles in connection with the Securities, including publishing and disseminating the level of the Index and serving as calculation agent for the Securities. These roles may present conflicts between your interest in the Securities and the interests of the Issuer and its affiliates.

Our affiliate, UBS AG, Zurich branch, will serve as the calculation agent. UBS AG, Zurich branch will, among other things, decide the amount paid out to you on the Securities at maturity. For a more detailed description of the calculation agent’s role, see “General Terms of the Securities — Role of Calculation Agent” on page PS-30 of the prospectus supplement. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index has occurred or is continuing on any day when the calculation agent will determine the payment at maturity. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Securities and your payment at maturity, the calculation agent may have a conflict of interest if it needs to make any such decision.

The Issuer, as Index Sponsor, will determine the market price of the foreign exchange forward contracts underlying the Index. The foreign exchange forward contracts underlying the Index are standard three-month foreign exchange forward contracts traded in the over-the-counter market. The prices of such contracts used to calculate gains and losses from notional settlement of hypothetical positions will be based on the market prices at 4:00 p.m. Zurich time (or shortly thereafter taking into consideration available prices for the number of foreign exchange forward contracts that would need to be hypothetically settled as a result of such determination), on the applicable valuation date. See ``The UBS V10 Currency Index with Volatility Cap.”

The Issuer, as Index Sponsor, is also responsible for calculating and publishing the level of the UBS V10 Currency Index according to its determined methodology. In its discretion, the Index Sponsor may modify the methodology used to calculate the level of the Index or may suspend or discontinue publication of the Index under certain circumstances. Any such modification, suspension or discontinuation of the Index may adversely impact the value of your Securities. The Issuer has no obligation to consider your interests in taking any such actions.

For a more detailed description of the role and determination of the Index Sponsor and the Index methodology under “Risk Factors” on PS-10 of the prospectus supplement and “The UBS V10 Currency Index with Volatility Cap” beginning on page PS-17 of the prospectus supplement.

♦	The Issuer will determine the market price of the foreign exchange forward contracts underlying the Index — The foreign exchange forward contracts underlying the Index are standard three-month foreign exchange forward contracts traded in the over-the-counter market. The prices of such contracts used to calculate gains and losses from notional settlement of hypothetical positions will be based on the market prices at 4:00 p.m. Zurich time (or shortly thereafter taking into consideration available prices for the number of foreign exchange forward contracts that would need to be hypothetically settled as a result of such determination), on the applicable valuation date. See “The UBS V10 Currency Index with Volatility Cap.”
♦	Potentially inconsistent research, opinions or recommendations by the Issuer — We and our affiliates may publish research, express opinion or provide recommendations that are inconsistent with investing in or holding the Securities. Such research, opinions or recommendations may change from time to time without notice and may at times contradict each other. Any such research, opinions or recommendations could affect the value of the Securities.
♦	You must rely on your own evaluation of the merits of an investment linked to the Index — In the ordinary course of business, the Issuer or one or more of its affiliates from time to time expresses views on expected movements in foreign exchange rates. These views are sometimes communicated to clients who participate in foreign exchange markets. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in foreign exchange may at any time have significantly different views from views of the Issuer or those of its affiliates. For reasons such as these, the Issuer believes that most investors in foreign exchange markets derive information concerning those markets from multiple sources. In connection with your purchase of the Securities, you should investigate the foreign exchange markets and not rely on views which may be expressed by the Issuer or its affiliates in the ordinary course of business with respect to future foreign exchange rates. We encourage you to consult your own financial advisors and make your own independent investigation regarding the merits of the Index and an investment in the Securities.
♦	The inclusion of commissions, compensation and projected profits from hedging in the original issue price is likely to affect adversely secondary market prices — Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Securities in secondary market transactions will likely be lower than the initial price to public, since the initial price to public included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Securities, as well as the projected profit included in the cost of hedging our obligations under the Securities. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.
♦	The Securities are not bank deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or other jurisdiction.
♦	The U.S. federal income tax consequences of an investment in the Securities are unclear — You should review carefully the section of the accompanying prospectus supplement entitled “Supplemental U.S. Tax Considerations,” and the section of this free writing prospectus entitled “What are the U.S. federal income tax consequences of an investment in the Securities?” There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment described herein. If the IRS were successful in asserting an alternative treatment for the Securities, the timing and/or character of income on the Securities might differ materially and adversely from the description herein. In addition, in December 2007, Treasury and the IRS released a notice requesting comments on a number of issues related to “prepaid forward contracts” and similar instruments, such as the Securities. Any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the tax consequences of an investment in the Securities for both U.S. and non-U.S. investors, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the December 2007 notice) and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Investors are urged to review “Risk Factors” beginning on page PS-8 of the prospectus supplement related to this offering for a more detailed description of the risks related to an investment in the Securities.

What are the U.S. federal income tax consequences of an investment in the Securities?

You should review carefully the section in the accompanying prospectus supplement entitled “Supplemental U.S. Tax Considerations.” Although the tax consequences of an investment in the Securities are uncertain, we believe the Securities should be treated as prepaid forward contracts for U.S. federal income tax purposes. See “Supplemental U.S. Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Forward Contracts.” This discussion assumes that the Securities are treated as prepaid forward contracts, unless otherwise stated.

Based on current law, under this treatment you should not recognize taxable income or loss prior to the maturity of your Securities, other than pursuant to a sale or exchange. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and/or character of income on the Securities might differ materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this free writing prospectus.

Under Section 988 of the Internal Revenue Code of 1986, as amended (the “Code”), your gain or loss on the sale, exchange, or retirement of a Security will be treated as ordinary income or loss unless, on or before the date on which you acquire your Securities, you make a valid election pursuant to the Treasury regulations governing foreign currency transactions to treat that gain or loss as capital gain or loss. Although the matter is uncertain, we believe it is reasonable to treat the election under Section 988 as available. Assuming that you make a valid election, your gain or loss should be capital gain or loss and should be long-term capital gain or loss if at the time of sale, exchange or retirement you have held the Securities for more than one year. The deductibility of capital losses is subject to certain limitations.

Other possible U.S. federal income tax characterizations of the Securities might also require you to include amounts in income during the term of the Securities and/or might treat all or a portion of the gain or loss on the sale or settlement of the Securities as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held the Securities. For example, it is possible that the Securities could be treated as “contingent payment debt instruments” for U.S. federal income tax purposes. In that event, regardless of your method of tax accounting, in each taxable year that you held the Securities you would be required to accrue amounts as ordinary income based on our “comparable yield” for debt with no contingent payments, but that is otherwise similar to the Securities, determined as of the time of issuance of the Securities. In addition, any income on the sale, exchange or retirement of the Securities generally would be treated as ordinary interest income. It is also possible that the Securities could be treated as “foreign currency contracts” within the meaning of Section 1256 of the Code, in which case you would be required to recognize income or loss on the Securities as if they had been sold for fair market value at the end of each year. Under this treatment, such gain or loss would be ordinary in character absent a valid election to treat gain or loss on the Securities as capital, in which case such gain or loss should be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss without regard to the period during which you held your Securities.

In addition, in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the December 2007 notice) and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Please see the accompanying prospectus for a discussion of certain Swiss tax considerations relating to the Securities.

Capitalization of the Issuer

The following table sets forth the consolidated capitalization of the Issuer in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of September 30, 2009 (unaudited)	CHF	USD*
	(in millions)
Debt
Short Term Debt issued(1)	105,127	101,408
Long Term Debt issued(1)	140,503	135,533
Total Debt	245,630	236,941
Minority Interest(2)	7,720	7,447
Shareholders’ Equity	39,536	38,138
Total capitalization	292,886	282,526
(1)	Includes Money Market Paper and Medium Term Securities as per Balance Sheet position based on remaining maturities.
(2)	Includes Trust Preferred Securities.
*	Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.96463 (the exchange rate in effect as of September 30, 2009).
Supplemental Plan of Distribution

We will agree to sell to UBS Securities LLC and certain of its affiliates, together the “Agents,” and the Agents will agree to purchase, all of the Securities at the price indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Issuer or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest:

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of NASD Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. UBS Securities LLC is not permitted to sell Securities in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the accountholder.

Structured Product Categorization

To help investors identify appropriate Structured Products, the Issuer organizes its Structured Products, including the Securities, into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by the Issuer as a Performance Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal protection, if any, which may be offered on those products, but it should not be relied upon as a description of any particular Structured Product.

♦	Protection Strategies are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These Structured Products are designed for investors with low to moderate risk tolerances.
♦	Optimization Strategies are structured to optimize returns or yield within a specified range. These Structured Products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection or contingent protection.
♦	Performance Strategies are structured to be strategic alternatives to index funds or ETFs or to allow efficient access to new markets. These Structured Products are designed for investors with moderate to high risk tolerances. Performance Strategies may be structured to provide no principal protection, partial protection or contingent protection.
♦	Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These Structured Products are designed for investors with high risk tolerances.

“Partial protection,” if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold.

“Contingent protection,” if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the underlying asset does decline below the specified threshold at any time during the term of the securities, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset. In order to benefit from any type of principal protection, investors must hold the securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.

The returns on UBS structured products are linked to the performance of the relevant underlying asset or index. Investing in a structured product is not equivalent to investing directly in the underlying asset or index. Before investing, investors should carefully read the detailed explanation of risks, together with other information in the relevant offering materials discussed below, including but not limited to information concerning the tax treatment of the investment. UBS AG has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents UBS AG has filed with the SEC for more complete information about UBS AG and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov or by calling toll-free 1-800-722-7370.